Exhibit 4.38

独家业务合作协议

Exclusive Business Cooperation Agreement

本独家业务合作协议（下称”本协议”）由以下双方于 年 月 日在中华人民共和国（下称”中国”）北京签署。

This Exclusive Business Cooperation Agreement (this “Agreement”) is made and entered into by and between the following Parties on ________, ____ in Beijing, the People’s Republic of China (“China” or the “PRC”).

甲方：Hongkong Internet Financial Services Limited(香港互联网金融服务有限公司)

地址: No. 308, Huaibei Road, Huaibei Town, Huairou District, Beijing

Party A:	Hongkong Internet Financial Services Limited(香港互联网金融服务有限公司)
Address:	No. 308, Huaibei Road, Huaibei Town, Huairou District, Beijing

乙方：HongKong Shengqi Technology Limited（香港圣旗科技有限公司）

地址:Suite 603,6/F,Laws Commercial Plaza，788 Cheung Sha Wan Road，Kowloon，Hongkong

Party B:	HongKong Shengqi Technology Limited（香港圣旗科技有限公司）
Address:	Suite 603,6/F,Laws Commercial Plaza，788 Cheung Sha Wan Road，Kowloon， Hongkong

甲方和乙方以下各称为”一方”，统称为”双方”。

Each of Party A and Party B shall be hereinafter referred to as a “Party” respectively, and as the “Parties” collectively.

鉴于：

Whereas,

1.	甲方是一家在香港注册的企业，拥有提供技术服务和商务咨询服务的必要资源；
Party A is an Enterprise established in Hongkong, and has the necessary resources to provide technical services and business consulting services;

2.	乙方是一家在香港注册的企业；
Part B is an Enterprise established in Hongkon;

3.	甲方同意利用其人力、技术和信息优势，在本协议有效期内向乙方提供有关独家技术服务、技术咨询及其他服务（具体范围见下文），乙方同意接受甲方或其指定方按本协议条款的规定提供的该等服务。

Party A is willing to provide Party B, on an exclusive basis, with technical, consulting and other services (the detailed scope set forth below) during the term of this Agreement, utilizing its own advantages in human resources, technology and information, and Party B is willing to accept such exclusive services provided by Party A or Party A’s designee(s), each on the terms set forth herein.

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据此，甲方和乙方经协商一致，达成如下协议：

Now, therefore, through mutual discussion, Party A and Party B have reached the following agreements:

1.	甲方服务提供

Services Provided by Party A

1.1.	按照本协议条款和条件，乙方在此委任甲方在本协议有效期内作为乙方的独家服务提供商向乙方提供全面的业务支持、技术服务和咨询服务，具体内容包括所有在乙方营业范围内由甲方不时决定的全部或部分服务，包括但不限于以下内容：技术服务、网络支持、业务咨询、知识产权许可、设备或租赁、市场咨询、系统集成、产品研发和系统维护（”服务”）。

Party B hereby appoints Party A as Party B’s exclusive services provider to provide Party B with complete business support and technical and consulting services during the term of this Agreement, in accordance with the terms and conditions of this Agreement, which may include all or part of the services within the business scope of Party B as may be determined from time to time by Party A, including, but not limited to, technical services, network support, business consultations, intellectual property licenses, equipment or leasing, marketing consultancy, system integration, product research and development, and system maintenance(“Service”).

1.2.	乙方同意接受甲方提供的咨询和服务乙方进一步同意，除非经甲方事先书面同意，在本协议有效期内, 就本协议規定事宜，乙方不得接受任何第三方提供的任何咨询和/或服务，并且不得与任何第三方进行合作。甲方可以指定其他方（该被指定方可以与乙方签署本协议第1.3条描述的某些协议）为乙方提供本协议项下的咨询和/或服务。

Party B agrees to accept all the consultations and services provided by Party A. Party B further agrees that unless with Party A’s prior written consent, during the term of this Agreement, Party B shall not accept any consultations and/or services provided by any third party and shall not cooperate with any third party regarding the matters contemplated by this Agreement. Party A may appoint other parties, who may enter into certain agreements described in Section 1.3 with Party B, to provide Party B with the consultations and/or services under this Agreement.

1.3.	为确保乙方符合日常经营中的现金流要求和（或）抵销其经营过程中产 生的任何损失，无论乙方是否实际产生任何该等经营性损失，甲方有义务向乙方提供财务支持（仅在中国法律允许的范围内）。甲方可以银行 委托贷款或借款的方式向乙方提供财务支持，并应另行签署该等委托贷款或借款合同。

To ensure that the cash flow requirements of Party B’s ordinary operations are met and/or to set off any loss accrued during such operations, Party A is obligated, only to the extent permissible under the laws of PRC, to provide financing support for Party B, whether or not Party B actually incurs any such operational loss. Party A’s financing support for Party B may take the form of bank entrusted loans or borrowings. Contracts for any such entrusted loans or borrowings shall be executed separately.

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1.4.	服务的提供方式

Service Providing Methodology

1.4.1	甲方和乙方同意在本协议有效期内双方可以直接或通过其各自的关联方签订其他技术服务协议和咨询服务协议，对特定技术服 务和咨询服务的具体内容、方式、人员以及收费等項行约定。

Party A and Party B agree that during the term of this Agreement, both Parties, directly or through their respective affiliates, may enter into further technical service agreements or consulting service agreements, which shall provide the specific contents, manner, personnel, and fees for the specific technical services and consulting services.

1.4.2	为履行本协议，甲方和乙方同意在本协议有效期内双方可以直接 或通过其各自的关联方签订知识产权(包括但不限于，软件、商 标、专利,技术秘密)许可协议，该协议应允许乙方根据乙方的 业务需要随时使用甲方的有关知识产权.
To fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, both Parties, directly or through their respective affiliates, may enter into intellectual property (including, but not limited to, software, trademark, patent and know-how) license agreements, which shall permit Party B to use Party A’s relevant intellectual property rights, at any time and from time to time based on the needs of the business of Party B

1.4.3	为履行本协议，甲方和乙方同意在本协议有效期内双方可以直接 或通过其各自的关联方签订设备或厂房租赁协议，该协议应允许乙方根据乙方的业务需要随时使用甲方的有关设备或厂房。

To fulfill this Agreement, Party A and Party B agree that during the term of this Agreement, both Parties, directly or through their respective affiliates, may enter into equipment or property leases which shall permit Party B to use Party A’s relevant equipment or property based on the needs of the business of Party B.

1.4.4	甲方可自主决定将本协议下应向乙方提供的一部分服务分包给 第三方承担.

Party A may, at its own discretion, subcontract to third parties part of the services Party A provides to Party B under this Agreement.

2.	服务费的计算、支付方式、财务报表、审计和税务

Calculation and Payment of the Service Fees, Financial Reports, Audit and Tax

2.1	双方同意，就甲方提供的服务，乙方应将其净收入的100%的款项： 甲方作服务费(“服务费”).服务费应当按月支付.在本 甲方无需经乙方同意，有权仅依照其自主决定调整上述 于每月最后一天的30日内，(a)向甲方提供乙方当月的管 据，其中应当明确乙方在当月的净收入额(％月净收入”有盛)将每月; 净收入的100%支付给甲方(“月付歌”).甲方在收到管理 据后，应在七(7)个工作日内向乙方出具相应的技术服务费V 应在收到发票后七(7)个工作日内支付发票注明的金额。所有付 汇款或各方认可的其它方式划入甲方指定的银行帐户.各方同意，甲方 可不时向乙方送达通知更改该等付款指示.

Both Parties agree that, in consideration of the services provided by Party A, Party B shall pay Party A fees (the “Service Fees”) equal to 100% of the net income of Party B. The Service Fees shall be due and payable on a monthly basis; upon the prior written consent by Party A. During the term of this Agreement, Party A shall have the right to adjust the above Service Fees at its sole discretion without the consent of Party B , Party B shall (a) deliver to Party A the management accounts and operating statistics of Party B for such month, including the net income of Party B during such month (the “Monthly Net Income”), and (b) pay 100% of such Monthly Net Income to Party A (each such payment, a “Monthly Payment”). Within 7 days of receipt of such management accounts and operating statistics, Party A shall issue to Party B a corresponding technical service invoice, and Party B shall make payment of the amount of such invoice within 7 days of receipt of the same. All payments shall be transferred into the bank accounts designated by Party A through remittance or in any other way acceptable by the Parties. The Parties agree that such payment instruction may be changed by a notice given by Party A to Party B from time to time.

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2.2	乙方应于每个财政年度末的90日内，(a)向甲方提供乙方在本财政年度的审计的财务报表，该财务报表应当经由甲方批准的独立注册会计师审 计并认证：(b)如果按照经审计的财务报表显示，本财政年度内乙方向甲 方支付的月付款的总额有任何不足，乙方应向甲方支付差额。

Within ninety (90) days after the end of each fiscal year, Party B shall (a) deliver to Party A audited financial statements of Party B for such fiscal year, which shall be audited and certified by an independent certified public accountant approved by Party A, and (b) pay an amount to Party A equal to the shortfall, if any, of the net income of Party B for such fiscal year, as shown in such audited financial statements, as compared to the aggregate amount of the Monthly Payments paid by Party B to Party A in such fiscal year.

2.3	乙方应按照法律及商业惯例的要求编制符合甲方要求的财务报表C
Party B shall prepare its financial statements in satisfaction of Party A’s requirements and in accordance with law and commercial practices.

2.4	经甲方提前五(5)个工作日通知，乙方应允许甲方及/或其指定审计师在乙方的主要办公地点审计乙方的有关帐册和记录并复印所需的该部分帐 册和记录.以便核实乙方的收入金额和报表的准确性。
Subject to a notice given by Party A 5 working days in advance, Party B shall allow Party A and/or its appointed auditor to review, and make photocopies of, the relevant books and records of Party B at the principal office of Party B to verify the accuracy of the income amounts and statements of Party B.

2.5	本协议各方由于执行本协议所产生的税收负担，由各方畐T承担。

Each of the Parties shall assume its own tax obligations in relation to performance of this Agreement.

3.	知识产权、保密条款以及禁止竞争

Intellectual Property Rights; Confidentiality Clauses; Non-competition

3.1	甲方对履行本协议而产生或创造的所有权利、所有权、权益和知识产权，包括但不限于 著作权、专利、专利申请、商标、软件、技术秘密、商业 机密及其他，无论其是由甲方还是由乙方开发的，均享有独有的和所有 权上的权利和权益.

Party A shall have exclusive and proprietary rights and interests in all rights, ownership, interests and intellectual properties arising out of or created during the performance of this Agreement, including, but not limited to, copyrights, patents, patent applications, trademarks, software, technical secrets, trade secrets and others, regardless of whether they have been developed by Party A or Party B.

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3.2	双方承认，其就本协议而交换的任何口头或书面资料均属机密资料•每 一方均应对所有该等资料予以保密，而在未得到另一方书面同意前，其 不得向任何第三方披JS任何有关资料，除下列情况外：（时公众知悉或将 会知悉该等资料（但这并非由接受资料之一方向公众披K）： （b）适用法律 或任何证券交易所的规则或规定要求披露之资料；或（c）由任何一方就本 协议项下所规定的交易需向其法律顾问或财务顾问披露之资料，而该法 律顾问或财务顾问亦需受与本条中义务相类似之保密义务约束。任何一 方所雇用的工作人员或机构对任何保密资料的披露均应被视为该等一方 对该等保密资料的披露，该一方应对违反本协议承担法律责任。无论本 协议以任何理由终止，本条应继续有效。
The Parties acknowledge that any oral or written information exchanged among them with respect to this Agreement is confidential information. Each Party shall maintain the confidentiality of all such information, and without obtaining the written consent of the other Party, it shall not disclose any relevant information to any third parties, except in the following circumstances: (a) such information is or will be in the public domain (provided that this is not the result of a public disclosure by the receiving Party); (b) information disclosed as required by applicable laws or rules or regulations of any stock exchange; or (c) information required to be disclosed by any Party to its legal counsel or financial advisor regarding the transaction contemplated hereunder, and such legal counsel or financial advisor is also bound by confidentiality duties similar to the duties in this Section. Disclosure of any confidential information by the staff members or agencies hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

3.3	乙方不得（直接或间接）经营除乙方营业执照及经营许 的业务，不得在中国境内直接或间接经营与甲方业务 括投资于经营与甲方业务相竞争的业务的实体，也不 意范围之外的其他业务。

Party B shall not engage in any business activities other than those falling within the scope permitted by its Business License and Business Permit, whether directly or indirectly, or any businesses in China, which compete with the businesses of Party A, whether directly or indirectly, or any other businesses beyond the scope approved in writing by Party A.

3.4	双方同意，不论本协议是否更改、废除或终止，本条应继续有效。

The Parties agree that this Section shall survive changes to, and rescission or termination of, this Agreement.

4.	陈述和保证

Representations and Warranties

4.1	甲方陈述和保证如下：

Party A hereby represents and warrants as follows:

4.1.1	甲方是技照中国法律合法注册并有效存续的f父司。

Party A is a company legally registered and validly existing in accordance with the laws of China.

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4.1.2	甲方签署并履行本协议是在其法人资格及其业务运营范围之内； 甲方已釆取必要 的公司行为和被赋予适当授权并取得第三方和 政府机构的同意及批准，并且将不违反对甲方有约束力或影响的 法律或其他限制。

Party A’s execution and performance of this Agreement is within its corporate capacity and the scope of its business operations; Party A has taken necessary corporate actions and been given appropriate authorization and has obtained the consent and approval from third parties and government agencies, and will not violate any restrictions in law or otherwise binding or having an impact on Party A.

4.1.3	本协议构成甲方的合法、有效和有约束力的义务，依本协议之条 款可强制执行.
This Agreement constitutes Party A’s legal, valid and binding obligations, enforceable in accordance with its terms.

4.2	乙方陈述和保证如下：

Party B hereby represents and warrants as follows:

4.2.1	乙方是按照中国法律合法注册并有效存续的一家公司.

Party B is a company legally registered and validly existing in accordance with the laws of China;

4.2.2	乙方签署井履行本协议是在其法人资格及其业务键約围痂、 乙方己采取必要的公司行为和被赋予适当授印并取得第三方利 政府机构的同意及批准，并且将不违反对乙方为的束力或影响的勺 法崙或其他限制。

Party B’s execution and performance of this Agreement is within its corporate capacity and the scope of its business operations; Party B has taken necessary corporate actions and given appropriate authorization and has obtained the consent and approval from third parties and government agencies, and will not violate any restrictions in law or otherwise binding or having an impact on Party B.

4.2.3	本协议构成乙方的合法、有效和有约束力的义务，并应针对其可 强制执行。

This Agreement constitutes Party B’s legal, valid and binding obligations, and shall be enforceable against it.

5.	生效和有效期

Effectiveness and Term

5.1	本协议于文首标明的日期签署并应自该等日期起生效。除非依本协议或双方另行签署的其他协议的规定提前终止，本协议有效期应为10年。本协议签署后，双方应每三个月对本协议做一次审査，以决定是否根据当时的实际情况对本协议的规定做出修改或补充。

This Agreement is executed on the date first above written and shall take effect as of such date. Unless earlier terminated in accordance with the provisions of this Agreement or relevant agreements separately executed between the Parties, the term of this Agreement shall be 10 years. After the execution of this Agreement, both Parties shall review this Agreement every 3 months to determine whether to amend or supplement the provisions in this Agreement based on the actual circumstances at that time.

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5.2	本协议期满前，经甲方书面确认，本协议有效期可以延长。延长的有效
期应由甲方决定，乙方应无条件地接受该等延长的有效期。

The term of this Agreement may be extended if confirmed in writing by Party A prior to the expiration thereof. The extended term shall be determined by Party A, and Party B shall accept such extended term unconditionally.

6.	终止

Termination

6.1	除非依据本协议的有关条款续期，本协议应于期满之日终止。

Unless renewed in accordance with the relevant terms of this Agreement, this Agreement shall be terminated upon the date of expiration hereof.

6.2	本协议有效期内，除非甲方对乙方有严重疏忽或存在欺诈行为，乙方不得在期满之日前终止本协议。但是，甲方应有权在任何时候通过提前30天向乙方发出书面通知终止本协议。

During the term of this Agreement, unless Party A commits gross negligence, or a fraudulent act, against Party B, Party B shall not terminate this Agreement prior to its expiration date. Nevertheless, Party A shall have the right to terminate this Agreement upon giving 30 days’ prior written notice to Party B at any time.

6.3	在本协议终止之后，双方在第3、7和8条项下的权利和义务应继续有效。

The rights and obligations of the Parties under Articles 3, 7 and 8 shall survive the termination of this Agreement.

6.4	本协议由于任何原因提前终止或期满并不免除任何一方在本协议终止日或期满日前到期的本协议项下所有付款义务（包括但不限于服务费），也不免除本协议终止前发生的任何违约责任。本协议终止前所产生的应付服务费应在本协议终止之日起十五（15）个工作日支付给甲方。

In case of early termination, for whatever reason, or due expiration of this Agreement, payment obligations of either Party outstanding as of the date of such termination or expiration, including without limitation the Service Fees, shall not be waived, nor shall any default liability accrued as of the termination of this Agreement be waived. The Service Fees accrued as of the termination of this Agreement shall be paid to Party A within 15 working days of the termination of this Agreement.

7.	管辖法律、争议解决和法律变更

Governing Law and Resolution of Disputes

7.1	本协议的签署、生效、解释、履行、修改和终止以及本协议项下争议的解决应受中国法律管辖。

The execution, effectiveness, construction, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the laws of China.

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7.2	如果因解释和履行本协议的规定发生任何争议，双方应诚意协商解决争议。如果在任何一方要求通过协议解决争议后30天之内双方未能就该等争议的解决达成一致，则任何一方均可将有关争议提交给中国国际经济贸易仲裁委员会，由该会按照其届时有效的仲裁规则仲裁解决。仲裁应在北京进行，仲裁使用的语言应为中文。仲裁裁决应是终局性的并对双方均匀约束力。

In the event of any dispute with respect to the construction and performance of the provisions of this Agreement, the Parties shall negotiate in good faith to resolve the dispute. In the event the Parties fail to reach an agreement on the resolution of such a dispute within 30 days after any Party’s request for resolution of the dispute through negotiations, any Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its then-effective arbitration rules. The arbitration shall be conducted in Beijing, and the language used during arbitration shall be Chinese. The arbitration ruling shall be final and binding on both Parties.

7.3	因解释和履行本协议而发生任何争议和任何争议正在进行仲裁时，除争议的事项外，本协议双方应继续行使其各自在本协议项下的权利并履行其各自在本协议项下的义务。

Upon the occurrence of any disputes arising from the construction and performance of this Agreement or during the pending arbitration of any dispute, except for the matters under dispute, the Parties to this Agreement shall continue to exercise their respective rights under this Agreement and perform their respective obligations under this Agreement.

7.4	本协议签署之日后，如果在任何时候，由于任何中国法律、法规或规章的颁布或改变，或由于对该等法律、法规或规章的解释或适用的改变；应适用以下约定：(a)如果法律的变更或新颁布的规定对于任何一方来说比本协议签署之日生效的有关法律、法规、法令或规定更优惠(而另一方没有受到严重不利的影响)，各方应及时申请获得该变更或新规定所带来的利益。各方应尽其最大努力使该申请获得批准；以及(b)如果由于上述法律变更或新颁布的规定，任何一方在本协议项下的经济利益直接或间接地受到严重不利的影响，本协议应继续按照原有条款执行。各方应利用所有合法的途径取得对遵守该变更或规定的豁免。如果对任何一方的经济利益产生的不利影响不能按照本协议规定的解决，受影响一方通知其他各方后，各方应及时磋商并对本协议作出一切必要的修改，以维持受影响一方在本协议项下的经济利益。

In case of promulgation or , or any change to or in any Chinese law, regulation or rule, or any change to or in the interpretation or application of the same anytime after execution of this Agreement, the following agreement shall apply: (a) if any Party would enjoy more benefits under any changed or new law than under the relevant law, regulation or rule in effect at the date of this Agreement, without any adverse effect upon the other Party, the Parties shall promptly apply for such benefits. The Parties shall make best efforts to procure the approval of such application; and (b) if the aforementioned law change or promulgation causes any direct or indirect material adverse effect to either Party, this Agreement shall be implemented in its original terms and conditions. However, the Parties shall try all lawful means to procure exemption from compliance with such changed or new law provisions. In the event such adverse effect on the economic interest of either Party is unable to be resolved pursuant to this Agreement, the affected Party may give notice to other Party(s), and the Parties shall hold prompt discussion and make all necessary amendments to this Agreement so as to maintain the economic benefits otherwise enjoyed by the affected Party.

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8.	补偿

Indemnification

对于甲方应乙方要求而提供的咨询和服务所产生或引起的针对甲方的任何诉讼、索赔或其他要求所招致的任何损失、损害、责任或费用，乙方均应补偿给甲方，并使甲方不受损害，除非该等损失、损害、责任或费用是因甲方的严重疏忽或故意的不当行为而产生的。

Party B shall indemnify and hold harmless Party A from any losses, injuries, obligations or expenses caused by any lawsuit, claims or other demands against Party A arising from or caused by the consultations and services provided by Party A at the request of Party B, except where such losses, injuries, obligations or expenses arise from the gross negligence or willful misconduct of Party A.

9.	转让

Assignment

9.1	未经甲方的事先书面同意，乙方不得将其在本协议项下的权利和义务转让给任何第三方。

Without Party A’s prior written consent, Party B shall not assign its rights and obligations under this Agreement to any third party.

9.2	乙方同意，甲方可以通过向乙方发出事先书面通知来向任何第三方转让其在本协议项下的权利和义务，而无需经过乙方的同意。

Party B agrees that Party A may assign its obligations and rights under this Agreement to any third party upon a prior written notice to Party B but without the consent of Party B.

10.	可分割性

Severability

如果本协议有一条或多条规定根据任何法律或法规在任何方面被裁定为无效、不合法或不可强制执行，则本协议其余规定的有效性、合法性或可强制执行性不应在任何方面受到影响或损害。双方应通过诚意磋商，争取以法律许可以及双方期望的最大限度内有效的规定取代该等无效、不合法或不可强制执行的规定，而该有效的规定所产生的经济效果应尽可能与该些无效、不合法或不可强制执行的规定所产生的经济效果相似。

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

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11.	修改和补充

Amendments and Supplements

对本协议作出的任何修改和补充均应为书面的。双方签署的与本协议有关的修改协议和补充协议应是本协议不可分割的组成部分，并应具有与本协议同等的法律效力。

Any amendments and supplements to this Agreement shall be in writing. The amendment agreements and supplementary agreements that have been signed by the Parties and that relate to this Agreement shall be an integral part of this Agreement and shall have the same legal validity as this Agreement.

12.	语言和副本

Language and Counterparts

本协议以中文就一式二份。每一方各持一份，具有同等的法律效力。

This Agreement is written in both Chinese and English language in two copies, each Party having one copy with equal legal validity.

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有鉴于此，双方己促使其授权代表于文首所述日期签署了本独家业务合作协议，以昭信守。

甲方：Hongkong Internet Financial Services Limited(香港互联网金融服务有限公司)

（盖章）：

日期：

乙方：HongKong Shengqi Technology Limited（香港圣旗科技有限公司）

（盖章）：

日期：

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